DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), Trust for Professional Managers (“Fund Company”) and Snow Capital Management L.P. (“Adviser”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Fund Company, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of August 17, 2016, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees/directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC	Trust for Professional Managers

By: /s/ Richard J. Berthy, President	By: /s/ John Buckel
Richard J. Berthy, President	Name/Title President

Snow Capital Management L.P.

By: /s/ Carl Vuono
Carl Vuono, Chief Operating Officer